Exhibit 99.1

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Media Contact: Joanne Brigandi x4240
e-mail: jbrigandi@sjindustries.com
Investor Relations Contact: Stephen Clark x4260
e-mail: sclark@sjindustries.com

November 21, 2011

SJI Board Elects Sunita Holzer as New Director

FOLSOM, NJ – Edward J. Graham, chairman, president, and CEO of South Jersey Industries (NYSE: SJI), announced the election of Sunita Holzer to the company’s board of directors effective November 18. She was also elected to South Jersey Gas’ board.

Holzer, executive vice president of Chubb & Son, is responsible for all worldwide human resource functions at the Warren, N.J.-based insurer. Prior to joining Chubb, she was vice president of human resources for GE Capital and has held positions at American Express and AIG, where her responsibilities included human resources strategy, compensation, leadership development, employee relations, diversity and succession planning.

“Sunita’s accomplished and thorough background in all aspects of human resources is critical to growing our business and increasing shareholder value. Her expertise in management development, diversity and succession planning, in particular, will ensure that our staff will be properly primed to assume enhanced roles within our organization in the coming years,” said Graham.

In addition to serving on both boards mentioned previously, Holzer will serve on the Governance and Compensation Committees of SJI’s board.

Holzer is active in her community sitting on the board for Jersey Battered Women’s Service, Inc., a nonprofit organization whose mission is the prevention of domestic violence, and on the advisory board of the National Council for Research for Women. She is a member of the Insurance Conference Group, an organization comprised of senior human resource leaders from the top 20 insurance companies, and the HR Roundtable, which includes top HR executives from major corporations.

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SJI Board Elects Sunita Holzer Add 1

Holzer has a bachelor’s degree from Stony Brook University, a master’s degree in human resource management from the School of Labor Relations at New York Institute of Technology and a Six Sigma Certification. She resides in Basking Ridge, N.J., with her husband and two daughters.

About Chubb
The member insurers of the Chubb Group of Insurance Companies form a multi-billion dollar organization providing property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates in North America, Europe, Latin America, Asia and Australia.

About South Jersey Industries
South Jersey Industries is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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